                                                FILED PURSUANT TO RULE 424(b)(3)
                                                REGISTRATION NO. 333-04072

                              SUPPLEMENT TO PROSPECTUS
                                         OF
                           SOVEREIGN CREDIT FINANCE I, INC.

    Sovereign Credit Finance I, Inc., a Texas corporation (the "Company"), is hereby supplementing its Prospectus dated January 31, 1997 which offers the Company's 11% notes due February 15, 2001 (the "Notes"). The information contained herein is intended to supplement that which is included in the Prospectus at pages 36 and 37 under the heading "INFORMATION REGARDING THE SECURITIZATION SUBSIDIARIES". Terms used and not defined herein have the same meanings as in the Prospectus. The date of this Supplement is June 16, 1997.

                         ------------------------------------

                INFORMATION REGARDING THE SECURITIZATION SUBSIDIARIES

    Since October 1993, Sovereign has sponsored a number of entities (the "Securitization Subsidiaries") which have issued notes to investors and used the net proceeds thereof to purchase consumer contracts and notes created by the retail sale and financing of used automobiles and light trucks. As used herein, the term "Securitization Subsidiaries" does not include the Company. The following table sets forth certain information regarding the Securitization Subsidiaries sponsored by Sovereign from June 1, 1993 (the date SAI began servicing motor vehicle retail installment sales contracts) through April 30, 1997. There can be no assurance that the future performance of the Contracts purchased by the Company will be similar to that set forth in the following table.




                 Principal                          Cash             Maturity Value        Payoff Balance     Total
                 Due                                Collected for    of Active             of Active          Assets
Name of          Investors as       Due             Quarter ended    Contracts as          Contracts as       as of
Program(1)       of 4/30/97         Date(2)         4/30/97          of 4/30/97(3)         of 4/30/97(4)      4/30/97(5)
----------       ------------       -------         -------------    --------------        --------------     ----------

SAM 94-1         $  363,850         07/15/97          $ 14,717        $  104,606            $   91,797         $   87,745
SAM 94-3         $  710,142         03/31/98          $ 55,905        $  530,067            $  433,401         $  441,392
SAM 95-1         $  588,036         10/15/98          $ 53,360        $  495,265            $  418,902         $  435,207
SAM 95-2         $  889,959         03/15/99          $143,586        $1,283,692            $1,041,868         $1,072,168
SA I             $  217,167         05/15/97          $    884        $   34,477            $   25,846         $   26,564
SA II            $  401,333         07/15/97          $  9,840        $    9,315            $    6,886         $ (25,254)
SA III           $  498,765         08/15/97          $ 46,106        $  253,000            $  215,832         $  219,399
SA IV            $  680,320         09/15/97          $ 56,494        $  402,950            $  333,261         $  329,437
SA V             $  614,537         09/30/97          $ 47,381        $  431,277            $  353,723         $  355,650
SA VI            $  587,000         10/15/97          $ 37,562        $  341,179            $  284,665         $  214,164
SA VII           $  610,500         11/15/97          $ 54,861        $  458,107            $  466,738         $  368,146
SA VIII          $  704,100         12/31/97          $ 54,052        $  395,701            $  326,588         $  326,445
SA IX            $  567,140         01/31/98          $ 61,658        $  432,785            $  358,796         $  367,197
SA X             $  662,000         01/31/98          $ 68,125        $  511,579            $  415,270         $  416,106
SA XI            $  579,000         02/28/98          $ 62,032        $  400,123            $  332,618         $  345,866
SA XII           $  625,000         02/28/98          $ 56,508        $  415,494            $  340,493         $  359,306
SA XIII          $  600,000         03/31/98          $ 54,452        $  481,228            $  401,815         $  609,123
SA XIV           $  526,000         03/31/98          $ 41,459        $  324,265            $  278,066         $  267,800
SA XV            $  612,000         04/30/98          $ 47,538        $  391,659            $  319,031         $  329,384
SA XVI           $  563,000         04/30/98          $ 35,815        $  219,645            $  187,247         $  196,132
SA XVII          $  746,000         05/31/98          $ 45,800        $  463,011            $  377,030         $  391,768
SA XVIII         $  733,053         05/31/98          $ 54,438        $  557,668            $  455,612         $  453,009
SA XIX           $  523,000         06/30/98          $ 24,973        $  183,131            $  149,831         $  149,441
SA XX            $  610,250         06/30/98          $ 53,049        $  454,489            $  375,946         $  377,274
SA XXI           $  606,000         09/15/98          $ 24,613        $  305,124            $  248,331         $  258,162
SA XXII          $  465,000         09/15/98          $ 17,438        $  214,128            $  175,277         $  174,670
SA XXIII         $  509,000         10/15/98          $ 33,385        $  356,522            $  295,379         $  291,797
SA XXIV          $  615,000         10/15/98          $ 55,856        $  533,367            $  430,467         $  429,028



                 Principal                          Cash             Maturity Value        Payoff Balance     Total
                 Due                                Collected for    of Active             of Active          Assets
Name of          Investors as       Due             Quarter ended    Contracts as          Contracts as       as of
Program(1)       of 4/30/97         Date(2)         4/30/97          of 4/30/97(3)         of 4/30/97(4)      4/30/97(5)
----------       ------------       -------         -------------    --------------        --------------     ----------

SA XXV           $  531,000         11/15/98          $ 38,366        $  405,383            $  324,808         $  332,896
SC I             $  992,000         12/15/98          $ 70,963        $  690,502            $  561,833         $  596,939
SC II            $  767,350         03/15/99          $ 65,215        $  740,422            $  610,413         $  627,052
SC III           $  944,915         03/15/99          $149,790        $1,132,576            $  920,207         $  932,790
SC IV            $   79,000         04/15/99          $  4,076        $   83,248            $   65,124         $   65,344
SC V             $1,526,051         05/15/99          $172,918        $2,301,628            $1,580,259         $1,740,625
SC VI            $1,018,047         06/15/99          $137,377        $1,324,003            $1,055,173         $1,101,952
SC VII           $1,189,140         06/15/99          $183,878        $1,566,239            $1,287,721         $1,319,207
SC VIII          $  925,875         07/15/99          $135,158        $1,125,422            $  947,298         $  981,623
SC IX            $  642,500         11/15/99          $103,443        $1,054,331            $  819,244         $  860,468
SC X             $  766,888         12/31/99          $109,860        $  948,155            $  746,737         $  833,526
SC XI            $  761,000         12/31/99          $157,063        $1,065,395            $  861,676         $  887,599
SC XII           $  751,000         03/31/00          $121,393        $1,047,544            $  846,581         $  867,123
SC XIV           $1,041,312         03/31/00          $172,043        $1,298,870            $1,058,018         $1,119,968
SC XV            $  649,449         04/30/00          $ 96,446        $1,025,483            $  803,147         $  803,900
SC XVI           $1,348,890         04/30/00          $210,400        $1,820,412            $1,465,110         $1,502,099
SC XVII          $  601,000         05/31/00          $ 98,080        $  910,459            $  700,505         $  709,440
SC XVIII         $1,323,921         06/30/00          $211,020        $2,081,343            $1,491,877         $1,392,803
SC XIX           $1,104,829         06/30/00          $151,121        $1,550,986            $1,248,946         $1,266,809
SCXX             $1,302,002         08/31/00          $192,742        $2,141,116            $1,644,627         $1,667,284
SCA I            $  833,000         01/15/99          $ 79,810        $  887,102            $  753,438         $  761,617
SCA II           $  540,000         03/15/99          $107,874        $  736,856            $  605,673         $  624,069
SCA III          $  481,000         05/15/99          $ 59,593        $  619,581            $  501,491         $  519,777


(1) Each program is a limited liability company with the exception of Sovereign Acceptance I, which is a limited partnership.
(2) Principal on the notes issued by each program is required to be repaid in six equal monthly installments ending on the due date.
(3) Maturity Value of Active Contracts represents the sum of all future installments of principal and interest, less amounts owed to dealers at maturity of the contracts.
(4) Payoff Balance of Active Contracts represents the payoff balance of the contracts as of the date shown.
(5) Total Assets represents the sum of cash on hand, plus Payoff Balance of Active Contracts, plus repossessed vehicles in inventory awaiting resale, valued at dealers' wholesale.


    Noteholders in certain of the Securitization Subsidiaries have been or will be asked to reduce interest rates on such notes from 15% to 12% per annum, and to extend the due dates of their notes for three years in order to provide the particular Securitization Subsidiary which issued their note more time to repay principal. Such modifications to those notes were and will be requested due to the fact that the total assets of those Securitization Subsidiaries are less than necessary to make all note payments as originally scheduled. In fact, some of these Securitization Subsidiaries have already failed to make scheduled payments of principal. In addition, some of these Securitization Subsidiaries have been unable to make scheduled payments of interest, and Sovereign Credit Corporation has caused such payments to be made from its own funds, but has not committed to continue to provide such payments on behalf of these or any other Securitization Subsidiaries. As of the date of this Supplement, the note modifications have been requested for Securitization Subsidiaries with notes due during 1997, and it is anticipated that such note modifications will be requested for at least some Securitization Subsidiaries with notes due during 1998. In the event noteholders in certain of these Securitization Subsidiaries do not elect to modify their notes as requested, such Securitization Subsidiaries may of necessity go into default as to those notes. In order to induce the holders of such notes to agree to such modifications, Sovereign has agreed to place its profits interest, if any, after all debt repayment, in other Securitization Subsidiaries into a pool to be applied towards repayment of such notes (to the extent the assets of the Securitization Subsidiaries that issued the notes cannot otherwise repay them in full according to the extended terms). The proceeds of such pool, to the extent available, will be applied on a pro rata basis to all such notes. Such proceeds will not be available to Noteholders purchasing Notes pursuant to this offering.



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